EXHIBIT 10.34

AGREEMENT

This Agreement is made and dated as of March 31, 2003, between Cavalry Bancorp, Inc. ("Company"), Cavalry Banking ("Bank") and Edward Elam ("Director").

1.     Director hereby resigns as a director of the Company. Director acknowledges that his term of office as a director of Bank, a wholly-owned subsidiary of the Company, expired as of December 31, 2002.

2.     Director hereby acknowledges receipt of payment of $10,000 as full and final satisfaction of any and all benefit payments or other amounts due or to become due pursuant to the Director Supplemental Retirement Plan Agreement ("Retirement Agreement") dated July 25, 2002, between Bank and Director, and neither Bank nor Company shall have any further liability under the Retirement Agreement or any other liability to Director in respect of his service as a director of Bank or Company.

3.     Director and Company acknowledge and agree that Director holds stock options pursuant to the following schedule:

Grant Date	Options Granted	Vested % at 3/31/03	Vested Options at 3/31/03	Options Ceasing to Vest at 3/31/03

January 3, 2001	8,077	40%	3,231	4,846
July 26, 2001	8,077	20%	1,615	6,462
September 17, 2001	16,151	20%	3,230	12,922

Director and Company acknowledge that Director’s vested options are exercisable until March 31, 2005 (following which time they will be void and of no further force and effect), and all unvested options are void and of no further effect from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/Edward Elam

Edward Elam

CAVALRY BANCORP, INC.

By:

William S. Jones, EVP

CAVALRY BANKING

By:

William S. Jones, EVP